Exhibit 99.1

Axion International Appoints Steve Silverman as New Chief Executive Officer

Elevated to CEO and Retaining Current Title of President, Mr. Silverman Will Lead Axion into Next Phase of Growth

NEW PROVIDENCE, N.J. - January 21, 2011 – Axion International (OTCBB: AXIH), producer of the world’s strongest recycled composite plastic industrial building products and railroad ties, announced today that its Board of Directors has appointed Axion’s current President and COO, Steve Silverman, as its new Chief Executive Officer while retaining his title of President, effective immediately.

Jim Kerstein, Axion’s current Chief Executive Officer and Chief Technology Officer, will continue as CTO and focus increasingly on developing new products and applications for Axion’s unique recycled plastic structural material while promoting the strategic relationships that have proven to be the foundation of the business.

“This is an exciting period for Axion. As we move into a high-growth phase of our development I am pleased to hand over the position of CEO to such a highly qualified management executive thereby allowing myself to focus on continued business and technology development ,” stated Mr. Kerstein. “Steve’s organizational management and decision-making experience across various emerging companies will provide Axion and its shareholders with a new and exceptionally dynamic leader. As proven with his successful management style and various new contract-wins since his appointment as Axion’s President and COO, I have absolute confidence that Steve is the executive to fulfill our strategic goals as we position Axion as a major building supply company.  I look forward to working with Steve to continue building Axion.”

Since joining Axion as President and COO in October, 2010, Mr. Silverman has been instrumental in laying the foundation for Axion’s product management initiatives, and developing strong partnerships that will allow Axion to achieve growth going forward. In his prior experience Mr. Silverman was a major contributor to a five-fold increase in revenues at Archbrook Laguna, LLC. He led the company’s diversification strategy, formed unique joint ventures with international companies, and held a key role in the company’s organizational restructuring and long-term strategic development. He also led the merger team that integrated BDI and Laguna into one company.

“I am honored and excited to accept the appointment of Axion’s Chief Executive Officer and I couldn’t agree more that we are entering an exciting phase in Axion’s development,” said Mr. Silverman. “Jim and the company have done a tremendous job developing Axion’s unique recycled plastic technology with Rutgers University and proving its efficacy across numerous industrial applications, which in many respects is the most difficult aspect of developing an innovative product. Moving forward we plan to further strengthen our capital structure and product management initiatives, while simultaneously accelerating our growth by bringing Axion’s game-changing structural composites to mass market. Building upon our prior success, Axion will continue to develop strong partnerships and drive our proven materials into widespread acceptance across the rail, marine and heavy road and bridge-building industries.  As 2011 unfolds, I look forward to leveraging Axion’s proven industry performance to become the leading provider of alternative structural building products, all while maintaining a keen focus on revenue growth and an unequivocal commitment to shareholder value.”

In addition to appointing Steve Silverman as Axion’s new Chief Executive Officer, the Board of Directors has approved a change of Axion’s fiscal year-end from September 30 to December 31 to bring the company in line with a more traditional financial reporting calendar. The Company anticipates filing its Form 10K for the transition period ended December 31, 2010, within the required period.

Developed in conjunction with Rutgers University’s Materials Sciences and Engineering Department, Axion’s Recycled Structural Composite (RSC) is designed from 100% recycled plastics and is used in structural applications such as composite railroad ties, I-beams, pilings, bulkhead and cross beams. RSC is inert and contains no toxic materials. It will never leach, warp and is impervious to insect infestation. Because it is lighter than traditional materials, transporting RSC is less expensive and reduces energy costs. In addition, RSC is completely recyclable at the end of its functional life.

About Axion International

Axion International is a leading structural solution provider of cost-effective alternative infrastructure and building products. The Company’s "green" proprietary technologies allow for the development and manufacture of innovative structural products made from 100% recycled consumer and industrial plastics. Axion's up-cycled products are an economic and sustainable alternative to traditional building materials such as wood, steel or concrete. Developed in collaboration with scientists at Rutgers University, Axion's patented technologies allow for products that are extremely strong, durable, flexible in design, and low maintenance.

For additional information, please visit Axion’s corporate website:
www.axionintl.com

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Axion’s actual results to differ materially from those currently anticipated, including the risk factors identified in Axion’s filings with the Securities and Exchange Commission.

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